Exhibit 10.3

AMENDMENT TO THE
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment is made as of the 7th day of February, 2008 to the Amended and Restated Employment Agreement dated as of January 3, 2006 (the “Agreement”), by and between Symbollon Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 37 Loring Drive, Framingham, MA  01702 (the "Company"), and Paul C. Desjourdy, residing at 25 Eastmount Road, Medfield, MA  02052 (the "Employee").  Capitalized terms used but not defined herein shall have the meaning as defined in the Agreement.  Except as amended below, all terms and conditions of the Agreement shall remain in full force and effect.

In consideration of the mutual promises contained in this Amendment, the parties agree as follows:

1.  Section 2 of the Agreement shall be modified such that the term of the Agreement shall be extended to December 31, 2011.

2.  Section 3 of the Agreement shall be modified such that the base salary shall be at the rate of $278,500 commencing January, 2008.

3.  As an incentive to execute this Amendment, the Employee shall be issued as of the date hereof 900,000 restricted shares of Class A Common Stock.  The restricted shares may not be sold by the Employee until vested.  The restricted shares shall be subject to forfeiture if the Agreement is terminated prior to the vesting of the shares.  The shares shall vest 1/3 each of the next three anniversaries of this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date and year first above written.

SYMBOLLON PHARMACEUTICALS, INC.

By: /s/ Jack H. Kessler___________
Jack H. Kessler
Chairman of the Board

/s/ Paul C. Desjourdy_____________
Paul C. Desjourdy